As filed with the Securities and Exchange Commission on October 30, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 28, 2006

(Date of Report)

AMERICAN POWER CONVERSION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	1-12432	04-2722013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

132 Fairgrounds Road, West Kingston, Rhode Island	02892
(Address of Principal Executive Offices)	(Zip Code)

(401) 789-5735

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2006, American Power Conversion Corporation (the “Company”), Schneider Electric SA (“Schneider”) and an acquisition subsidiary of Schneider (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, subject to the terms and conditions in the Merger Agreement, merge with and into the Company (the “Merger”), as a result of which Schneider will own all of the common stock of the Company. Under the terms of the Merger Agreement, the Company’s shareholders will be entitled to receive $31.00 per share in cash for each share of Company common stock they own at the effective time of the Merger.

The Merger is subject to the approval of the Company’s shareholders. In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the European Commission, and other customary closing conditions. Under the terms of the Merger Agreement, Schneider has agreed to use its best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by the United States Federal Trade Commission, the United States Department of Justice, Antitrust Division, any State Attorney General or any other governmental authority with respect to the Merger so as to enable the closing of the Merger to occur as soon as reasonably possible.

The Merger Agreement contains certain termination rights for both the Company and Schneider, and further provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay Schneider a termination fee of $180 million.

A copy of the Merger Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Concurrent with the execution of the Merger Agreement, each of Rodger B. Dowdell, Jr. (Chairman of the Board and former Chief Executive Officer and President of the Company) and Neil E. Rasmussen (Director, Senior Vice President and Chief Technical Officer of the Company) entered into a voting agreement with Schneider (the “Voting Agreement”) pursuant to which each of them agreed to vote all of the shares of the Company common stock owned by them in favor of the Merger Agreement.

Immediately prior to the execution of the Merger Agreement, the Company entered into an amendment (the “Amendment”) to its Rights Agreement, dated as of September 2, 1999, between the Company and BankBoston N.A. (as amended, the “Rights Agreement”) for the purpose of amending the Rights Agreement to render it inapplicable to the Merger Agreement, the Merger and the other transactions contemplated thereby, including, without limitation, the Voting Agreement. A copy of the Amendment is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Additional Information Relating to the Merger and Where to Find it

APC will file a proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors are urged to read any such proxy statement, when available, which will contain important information. The proxy statement will be, and other documents filed by APC with the SEC are, available free of charge at the SEC’s website (www.sec.gov) or from APC by directing a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735), or from APC’s website at www.apcc.com.

APC, Schneider and its their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider’s directors and executive officers is available from its 2005 Annual Report, which can obtained for free from its website at www.schneider-electric.com, and will also be available in a Schedule 13D to be filed by Schneider with the SEC. Additional information about the interests of potential participants will be included in the proxy statement APC will file with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document
4.1	Amendment to Rights Agreement, dated as of October 28, 2006, by and between the Company and BankBoston, N.A. (as executed by its successor, Computershare Trust Company, N.A.)

10.1	Agreement and Plan of Merger, dated as of October 28, 2006, by and among the Company, Schneider Electric SA and Trianon Inc.

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN POWER CONVERSION CORPORATION

By:	/s/ Robert Johnson
Name:	Robert Johnson
Title:	CEO

Date: October 30, 2006